Exhibit 4.4

JACOBS SOLUTIONS INC.

(STREETLIGHT) 2011 STOCK PLAN

1. General Provisions.

(a) Approval and Application. The Jacobs Solutions Inc. (StreetLight) 2011 Stock Plan, as amended and restated on August 29, 2022 (formerly known as the Amended and Restated Jacobs Engineering Group Inc. (StreetLight) 2011 Stock Plan, as amended and restated effective as of February 4, 2022) (the “Plan”) was renamed and amended and restated on August 29, 2022 solely to reflect the Company’s reorganization on August 29, 2022.

(b) Purposes of the Plan. The purposes of this Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to Employees and Consultants, and to promote the success of the Company’s business. Options granted under the Plan may be Incentive Stock Options or Nonstatutory Stock Options, as determined by the Administrator at the time of grant of an Option and subject to the applicable provisions of Section 422 of the Code and the regulations promulgated thereunder. Restricted Stock may also be granted under the Plan.

2. Definitions. As used herein, the following definitions shall apply:

(a) “Administrator” means the Board or a Committee.

(b) “Affiliate” means (i) an entity other than a Subsidiary which, together with the Company, is under common control of a third person or entity and (ii) an entity other than a Subsidiary in which the Company and /or one of more Subsidiaries own a controlling interest.

(c) “Applicable Laws” means all applicable laws, rules, regulations and requirements, including, but not limited to, all applicable U.S. federal or state laws, any Stock Exchange rules or regulations, and the applicable laws, rules or regulations of any other country or jurisdiction where Options or Restricted Stock are granted under the Plan or Participants reside or provide services, as such laws, rules, and regulations shall be in effect from time to time.

(d) “Award” means any award of an Option or Restricted Stock under the Plan.

(e) “Board” means the Board of Directors of the Company.

(f) “Cashless Exercise” means a program approved by the Administrator in which payment of the Option exercise price or tax withholding obligations or other required deductions may be satisfied, in whole or in part, with Shares subject to the Option, including by delivery of an irrevocable direction to a securities broker (on a form prescribed by the Company) to sell Shares and to deliver all or part of the sale proceeds to the Company in payment of such amount.

(g) “Cause” for termination of a Participant’s Continuous Service Status will exist (unless another definition is provided in an applicable Option Agreement, Restricted Stock Purchase Agreement, employment agreement or other applicable written agreement) if the Participant’s Continuous Service Status is terminated for any of the following reasons: (i) Participant’s willful failure to perform his or her duties and responsibilities to the Company or Participant’s violation of any written Company policy; (ii) Participant’s commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in injury to the Company; (iii) Participant’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom the Participant owes an obligation of nondisclosure as a result of his or her relationship with the Company; or (iv) Participant’s material breach of any of his or her obligations under any written agreement or covenant with the Company. The determination as to whether a Participant’s Continuous Service Status has been terminated for Cause shall be made in good faith by the Company and shall be final and binding on the Participant. The foregoing definition does not in any way limit the Company’s ability to terminate a Participant’s employment or consulting relationship at any time, and the term “Company” will be interpreted to include any Subsidiary, Parent, Affiliate, or any successor thereto, if appropriate.

(h) “Change of Control” means:

(i) For the period prior to and including the Plan Effective Date, with respect to StreetLight, (a) a sale of all or substantially all of the Company’s assets; (b) a merger, consolidation or other capital reorganization or business combination transaction of the Company with or into another corporation, limited liability company or other entity (other than a wholly-owned subsidiary of the Company); or (c) the consummation of a transaction, or series of related transactions, in which any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of all of the Company’s then outstanding voting securities.

Notwithstanding the foregoing, a transaction shall not constitute a Change of Control if its purpose is to (i) change the state of the Company’s incorporation, (ii) create a holding company that will be owned in substantially the same proportions by the persons who hold the Company’s securities immediately before such transaction, or (iii) obtain funding for the Company in a financing that is approved by the Company’s Board.

(ii) For the period following the Plan Effective Date, with respect to the Company, a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A under the Exchange Act, provided that such a change in control shall be deemed to have occurred at such time as (a) any “person” (as that term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities representing 35% or more of the combined voting power for election of directors of the then-outstanding securities of the Company or any successor of the Company; (b) during any period of two (2) consecutive years or less, individuals who at the beginning of such period constituted the Board cease, for any reason, to constitute at least a majority of the Board, unless the election or nomination for election of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; (c) the consummation of any merger or consolidation as a result of which the Common Stock (as defined below) shall be changed, converted or exchanged (other than by merger with a wholly owned subsidiary of the Company) or any liquidation of the Company or any sale or other disposition of 50% or more of the assets or earning power of the Company; or (d) the consummation of any merger or consolidation to which the Company is a party as a result of which the persons who were shareholders of the Company immediately prior to the effective date of the merger or consolidation shall have beneficial ownership of less than 50% of the combined voting power for election of directors of the surviving corporation following the effective date of such merger or consolidation; provided, however, that no Change in Control shall be deemed to have occurred if, prior to such time as a Change in Control would otherwise be deemed to have occurred, the Board determines otherwise. Notwithstanding the foregoing, with respect to an Award that is (i) subject to Section 409A and (ii) if a Change in Control would accelerate the timing of payment thereunder, then the term “Change in Control” shall mean a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company as defined in Section 409A and the authoritative guidance issued thereunder, but only to the extent inconsistent with the above definition, and only to the minimum extent necessary to comply with Section 409A as determined by the Administrator.

(i) “Code” means the Internal Revenue Code of 1986, as amended.

(j) “Committee” means the Human Resource and Compensation Committee of the Board, or any other committee or subcommittees of the Board consisting of two (2) or more Directors (or such lesser or greater number of Directors as shall constitute the minimum number permitted by Applicable Laws to establish a committee or subcommittee of the Board) appointed by the Board to administer the Plan in accordance with Section 4 below.

(k) “Common Stock” means the Company’s common stock, par value $1.00 per share, as adjusted in accordance with Section 11 below.

(l) “Company” means Jacobs Solutions Inc., a Delaware corporation.

(m) “Consultant” means any person or entity, including an advisor but not an Employee, that renders services to the Company, or any Parent, Subsidiary or Affiliate and is compensated for such services, and any Director whether compensated for such services or not.

(n) “Continuous Service Status” means the absence of any interruption or termination of service as an Employee or Consultant. Continuous Service Status as an Employee or Consultant shall not be considered interrupted or terminated in the case of: (i) Company approved sick leave; (ii) military leave; (iii) any other bona fide leave of absence approved by the Company, provided that, if an Employee is holding an Incentive Stock Option and such leave exceeds 3 months, such Employee’s service as an Employee shall be deemed terminated on the 1st day following such 3-month period and the Incentive Stock Option shall thereafter automatically become a Nonstatutory Stock Option in accordance with Applicable Laws, unless reemployment upon the expiration of such leave is guaranteed by contract or statute, or unless provided otherwise pursuant to a written Company policy. Also, Continuous Service Status as an Employee or Consultant shall not be considered interrupted or terminated in the case of a transfer between locations of the Company or between the Company, its Parents, Subsidiaries or Affiliates, or their respective successors, or a change in status from an Employee to a Consultant (except in the case of an Employee holding an Incentive Stock Option as described above) or from a Consultant to an Employee.

(o) “Director” means a member of the Board.

(p) “Disability” means “disability” within the meaning of Section 22(e)(3) of the Code.

(q) “Employee” means any person employed by the Company, or any Parent, Subsidiary or Affiliate, with the status of employment determined pursuant to such factors as are deemed appropriate by the Company in its sole discretion, subject to any requirements of Applicable Laws, including the Code.

(r) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(s) “Fair Market Value” means, as of any date, the per share fair market value of the Common Stock, as determined by the Administrator in good faith on such basis as it deems appropriate and applied consistently with respect to Participants. Whenever possible, the determination of Fair Market Value shall be based upon the per share closing price for the Shares as reported in The Wall Street Journal for the applicable date.

(t) “Family Members” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (including adoptive relationships) of the Participant, any person sharing the Participant’s household (other than a tenant or employee), a trust in which these persons (or the Participant) have more than 50% of the beneficial interest, a foundation in which these persons (or the Participant) control the management of assets, and any other entity in which these persons (or the Participant) own more than 50% of the voting interests.

(u) “Incentive Stock Option” means an Option intended to, and which does, in fact, qualify as an incentive stock option within the meaning of Section 422 of the Code.

(v) “Involuntary Termination” means (unless another definition is provided in the applicable Option Agreement, Restricted Stock Purchase Agreement, employment agreement or other applicable written agreement) the termination of a Participant’s Continuous Service Status other than for (i) death, (ii) Disability or (iii) for Cause by the Company or a Parent, Subsidiary, Affiliate or successor thereto, as appropriate.

(w) “Listed Security” means any security of the Company that is listed or approved for listing on a national securities exchange or designated or approved for designation as a national market system security on an interdealer quotation system by the Financial Industry Regulatory Authority (or any successor thereto).

(x) “Merger Agreement” means that certain Agreement and Plan of Merger, dated January 20, 2022, by and among the Company, Tarmac Merger Sub, Inc., StreetLight, and Fortis Advisors LLC, solely in its capacity as a securityholder representative.

(y) “Nonstatutory Stock Option” means an Option that is not intended to, or does not, in fact, qualify as an Incentive Stock Option.

(z) “Option” means a stock option granted pursuant to the Plan.

(aa) “Option Agreement” means a written document, the form(s) of which shall be approved from time to time by the Administrator, reflecting the terms of an Option granted under the Plan and includes any documents attached to or incorporated into such Option Agreement, including, but not limited to, a notice of stock option grant.

(ab) “Option Exchange Program” means a program approved by the Administrator whereby outstanding Options (i) are exchanged for Options with a lower exercise price, Restricted Stock, cash or other property or (ii) are amended to decrease the exercise price as a result of a decline in the Fair Market Value.

(ac) “Optioned Stock” means Shares that are subject to an Option or that were issued pursuant to the exercise of an Option.

(ad) “Optionee” means an Employee or Consultant who receives an Option.

(ae) “Original Effective Date” means December 28, 2011.

(af) “Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if, at the time of grant of the Award, each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date after the adoption of the Plan shall be considered a Parent commencing as of such date.

(ag) “Participant” means any holder of one or more Awards or Shares issued pursuant to an Award.

(ah) “Plan” means this Jacobs Solutions Inc. (StreetLight) 2011 Stock Plan.

(ai) “Plan Effective Date” means August 29, 2022, the date on which the transactions contemplated by the Merger Agreement were consummated.

(aj) “Restricted Stock” means Shares acquired pursuant to a right to purchase Common Stock granted pursuant to Section 8 below.

(ak) “Restricted Stock Purchase Agreement” means a written document, the form(s) of which shall be approved from time to time by the Administrator, reflecting the terms of Restricted Stock granted under the Plan and includes any documents attached to such agreement.

(al) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act, as amended from time to time, or any successor provision.

(am) “Share” means a share of Common Stock, as adjusted in accordance with Section 11 below.

(an) “Stock Exchange” means any stock exchange or consolidated stock price reporting system on which prices for the Common Stock are quoted at any given time.

(ao) “StreetLight” means StreetLight Data, Inc., a Delaware corporation, the sponsor of the Original Plan.

(ap) “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of grant of the Award, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.

(aq) “Ten Percent Holder” means a person who owns stock representing more than 10% of the voting power of all classes of stock of the Company or any Parent or Subsidiary measured as of an Award’s date of grant.

3. Stock Subject to the Plan. Subject to the provisions of Section 11 below, the maximum aggregate number of Shares that may be issued under the Plan is 151,782 Shares, all of which Shares may be issued under the Plan pursuant to Incentive Stock Options. The Shares issued under the Plan may be authorized, but unissued, or reacquired Shares. If an Award should expire or become unexercisable for any reason without having been exercised in full, or is surrendered pursuant to an Option Exchange Program, the unpurchased Shares that were subject thereto shall be terminated and will no longer be available for future grant under the Plan. In addition, any Shares which are retained by the Company upon exercise of an Award in order to satisfy the exercise or purchase price for such Award or any withholding taxes due with respect to such Award shall be terminated and will no longer be available under the Plan and Shares issued under the Plan and later repurchased by the Company at the original purchase price paid to the Company for the Shares (including, without limitation, upon repurchase by the Company in connection with the termination of a Participant’s Continuous Service Status) will be terminated and will no longer be available for future grant under the Plan. No Awards may be granted pursuant to the Plan following the Effective Date.

4. Administration of the Plan.

(a) General. The Plan shall be administered by the Committee, or the Board. The Plan may be administered by different administrative bodies with respect to different classes of Participants.

(b) Committee Composition. If a Committee has been appointed pursuant to this Section 4, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board. From time to time the Board may increase the size of any Committee and appoint additional members thereof, remove members (with or without cause) and appoint new members in substitution therefor, fill vacancies (however caused) and dissolve a Committee and thereafter directly administer the Plan, all to the extent permitted by Applicable Laws and, in the case of a Committee administering the Plan in accordance with the requirements of Rule 16b-3, to the extent permitted or required by such provisions.

(c) Powers of the Administrator. Subject to the provisions of the Plan and, in the case of a Committee, the specific duties delegated by the Board to such Committee, the Administrator shall have the authority, in its sole discretion:

(i) to determine the Fair Market Value in accordance with Section 2(t) above, provided that such determination shall be applied consistently with respect to Participants under the Plan;

(ii) to select the Employees and Consultants to whom Awards may from time to time be granted;

(iii) to determine the number of Shares to be covered by each Award;

(iv) to approve the form(s) of agreement(s) and other related documents used under the Plan;

(v) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder, which terms and conditions include but are not limited to the exercise or purchase price, the time or times when Awards may vest and/or be exercised (which may be based on performance criteria), the circumstances (if any) when vesting will be accelerated or forfeiture restrictions will be waived, and any restriction or limitation regarding any Award, Optioned Stock, or Restricted Stock;

(vi) to amend any outstanding Award or agreement related to any Optioned Stock or Restricted Stock, including any amendment adjusting vesting (e.g., in connection with a change in the terms or conditions under which such person is providing services to the Company), provided that no amendment shall be made that would materially and adversely affect the rights of any Participant without his or her consent;

(vii) to determine whether and under what circumstances an Option may be settled in cash under Section 7(c)(iii) below instead of Common Stock;

(viii) subject to Applicable Laws, to implement an Option Exchange Program and establish the terms and conditions of such Option Exchange Program without consent of the holders of capital stock of the Company, provided that no amendment or adjustment to an Option that would materially and adversely affect the rights of any Participant shall be made without his or her consent;

(ix) to approve addenda pursuant to Section 14 below or to grant Awards to, or to modify the terms of, any outstanding Option Agreement or Restricted Stock Purchase Agreement or any agreement related to any Optioned Stock or Restricted Stock held by Participants who are foreign nationals or employed outside of the United States with such terms and conditions as the Administrator deems necessary or appropriate to accommodate differences in local law, tax policy or custom which deviate from the terms and conditions set forth in this Plan to the extent necessary or appropriate to accommodate such differences; and

(x) to construe and interpret the terms of the Plan, any Option Agreement or Restricted Stock Purchase Agreement, and any agreement related to any Optioned Stock or Restricted Stock, which constructions, interpretations and decisions shall be final and binding on all Participants.

(d) Indemnification. To the maximum extent permitted by Applicable Laws, each member of the Committee (including officers of the Company, if applicable), or of the Board, as applicable, shall be indemnified and held harmless by the Company against and from (i) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or pursuant to the terms and conditions of any Award except for actions taken in bad faith or failures to act in bad faith, and (ii) any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided that such member shall give the Company an opportunity, at its own expense, to handle and defend any such claim, action, suit or proceeding before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation, Certificate of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any other power that the Company may have to indemnify or hold harmless each such person.

5. Eligibility.

(a) Recipients of Grants. Nonstatutory Stock Options and Restricted Stock may be granted to Employees and Consultants. Incentive Stock Options may be granted only to Employees, provided that Employees of Affiliates shall not be eligible to receive Incentive Stock Options.

(b) Type of Option. Each Option shall be designated in the Option Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option.

(c) ISO $100,000 Limitation. Notwithstanding any designation under Section 5(b) above, to the extent that the aggregate Fair Market Value of Shares with respect to which options designated as incentive stock options are exercisable for the first time by any Optionee during any calendar year (under all plans of the Company or any Parent or Subsidiary) exceeds $100,000, such excess options shall be treated as nonstatutory stock options. For purposes of this Section 5(c), incentive stock options shall be taken into account in the order in which they were granted, and the Fair Market Value of the Shares subject to an incentive stock option shall be determined as of the date of the grant of such option.

(d) No Employment Rights. Neither the Plan nor any Award shall confer upon any Employee or Consultant any right with respect to continuation of an employment or consulting relationship with the Company (any Parent, Subsidiary or Affiliate), nor shall it interfere in any way with such Employee’s or Consultant’s right or the Company’s (Parent’s, Subsidiary’s or Affiliate’s) right to terminate his or her employment or consulting relationship at any time, with or without cause.

6. Term of Plan. The Original Plan became effective on the Original Effective Date and expired on the tenth (10th) anniversary of the Original Effective Date. The expiration of the Original Plan’s term does not affect Awards granted before the date of expiration. This Plan, as amended and restated, is effective as of the Plan Effective Date and will continue in effect until all Awards outstanding as of the Plan Effective Date granted pursuant to the Original Plan are exercised or cancelled in accordance with the terms of the Plan, unless sooner terminated under Section 13 below. No new Awards may be granted pursuant to this Plan following the Plan Effective Date.

7. Options.

(a) Term of Option. The term of each Option shall be the term stated in the Option Agreement; provided that the term shall be no more than 10 years from the date of grant thereof or such shorter term as may be provided in the Option Agreement and provided further that, in the case of an Incentive Stock Option granted to a person who at the time of such grant is a Ten Percent Holder, the term of the Option shall be 5 years from the date of grant thereof or such shorter term as may be provided in the Option Agreement.

(b) Option Exercise Price and Consideration.

(i) Exercise Price. The per Share exercise price for the Shares to be issued pursuant to the exercise of an Option shall be such price as is determined by the Administrator and set forth in the Option Agreement, but shall be subject to the following:

(1) In the case of an Incentive Stock Option

a. granted to an Employee who at the time of grant is a Ten Percent Holder, the per Share exercise price shall be no less than 110% of the Fair Market Value on the date of grant;

b. granted to any other Employee, the per Share exercise price shall be no less than 100% of the Fair Market Value on the date of grant;

(2) Except as provided in subsection (3) below, in the case of a Nonstatutory Stock Option the per Share exercise price shall be such price as is determined by the Administrator, provided that, if the per Share exercise price is less than 100% of the Fair Market Value on the date of grant, it shall otherwise comply with all Applicable Laws, including Section 409A of the Code; and

(3) Notwithstanding the foregoing, Options may be granted with a per Share exercise price other than as required above pursuant to a merger or other corporate transaction.

(ii) Permissible Consideration. The consideration to be paid for the Shares to be issued upon exercise of an Option, including the method of payment, shall be determined by the Administrator (and, in the case of an Incentive Stock Option and to the extent required by Applicable Laws, shall be determined at the time of grant) and may consist entirely of (1) cash; (2) check; (3) to the extent permitted under Applicable Laws, delivery of a promissory note with such recourse, interest, security and redemption provisions as the Administrator determines to be appropriate (subject to the provisions of Section 152 of the General Corporation Law); (4) cancellation of indebtedness; (5) other previously owned Shares that have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which the Option is exercised; (6) a Cashless Exercise; (7) such other consideration and method of payment permitted under Applicable Laws; or (8) any combination of the foregoing methods of payment. In making its determination as to the type of consideration to accept, the Administrator shall consider if acceptance of such consideration may be reasonably expected to benefit the Company and the Administrator may, in its sole discretion, refuse to accept a particular form of consideration at the time of any Option exercise.

(c) Exercise of Option.

(i) General.

(1) Exercisability. Any Option granted hereunder shall be exercisable at such times and under such conditions as determined by the Administrator, consistent with the terms of the Plan and reflected in the Option Agreement, including vesting requirements and/or performance criteria with respect to the Company, and Parent, Subsidiary or Affiliate, and/or the Optionee.

(2) Leave of Absence. The Administrator shall have the discretion to determine whether and to what extent the vesting of Options shall be tolled during any leave of absence; provided, however, that in the absence of such determination, vesting of Options shall be tolled during any leave (unless otherwise required by Applicable Laws). Notwithstanding the foregoing, in the event of military leave, vesting shall toll during any unpaid portion of such leave, provided that, upon an Optionee’s returning from military leave (under conditions that would entitle him or her to protection upon such return under the Uniform Services Employment and Reemployment Rights Act), he or she shall be given vesting credit with respect to Options to the same extent as would have applied had the Optionee continued to provide services to the Company (or any Parent, Subsidiary or Affiliate, if applicable) throughout the leave on the same terms as he or she was providing services immediately prior to such leave.

(3) Minimum Exercise Requirements. An Option may not be exercised for a fraction of a Share. The Administrator may require that an Option be exercised as to a minimum number of Shares, provided that such requirement shall not prevent an Optionee from exercising the full number of Shares as to which the Option is then exercisable.

(4) Procedures for and Results of Exercise. An Option shall be deemed exercised when notice of such exercise has been received by the Plan’s recordkeeper in accordance with the terms of the Option Agreement and in a manner permitted by the Administrator, by the person entitled to exercise the Option and the Company has received full payment for the Shares with respect to which the Option is exercised and has paid, or made arrangements to satisfy, any applicable taxes, withholding, required deductions or other required payments in accordance with Section 9 below. The exercise of an Option shall result in a decrease in the number of Shares that thereafter may be available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

(5) Rights as Holder of Capital Stock. Until the issuance of the Shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a holder of capital stock shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in Section 11 below.

(ii) Termination of Continuous Service Status. The Administrator shall establish and set forth in the applicable Option Agreement the terms and conditions upon which an Option shall remain exercisable, if at all, following termination of an Optionee’s Continuous Service Status, which provisions may be waived or modified by the Administrator at any time. To the extent that an Option Agreement does not specify the terms and conditions upon which an Option shall terminate upon termination of an Optionee’s Continuous Service Status, the following provisions shall apply:

(1) General Provisions. If the Optionee (or other person entitled to exercise the Option) does not exercise the Option to the extent so entitled within the time specified below, the Option shall terminate and the Optioned Stock underlying the unexercised portion of the Option shall revert to the Plan. In no event may any Option be exercised after the expiration of the Option term as set forth in the Option Agreement (and subject to this Section 7).

(2) Termination other than Upon Disability or Death or for Cause. In the event of termination of an Optionee’s Continuous Service Status other than under the circumstances set forth in the subsections (3) through (5) below, such Optionee may exercise any outstanding Option at any time within 3 month(s) following such termination to the extent the Optionee is vested in the Optioned Stock.

(3) Disability of Optionee. In the event of termination of an Optionee’s Continuous Service Status as a result of his or her Disability, such Optionee may exercise any outstanding Option at any time within 12 month(s) following such termination to the extent the Optionee is vested in the Optioned Stock.

(4) Death of Optionee. In the event of the death of an Optionee during the period of Continuous Service Status since the date of grant of any outstanding Option, or within 3 month(s) following termination of the Optionee’s Continuous Service Status, the Option may be exercised by any beneficiaries designated in accordance with Section 15 below, or if there are no such beneficiaries, by the Optionee’s estate, or by a person who acquired the right to exercise the Option by bequest or inheritance, at any time within 12 month(s) following the date the Optionee’s Continuous Service Status terminated, but only to the extent the Optionee is vested in the Optioned Stock.

(5) Termination for Cause. In the event of termination of an Optionee’s Continuous Service Status for Cause, any outstanding Option (including any vested portion thereof) held by such Optionee shall immediately terminate in its entirety upon first notification to the Optionee of termination of the Optionee’s Continuous Service Status for Cause. If an Optionee’s Continuous Service Status is suspended pending an investigation of whether the Optionee’s Continuous Service Status will be terminated for Cause, all the Optionee’s rights under any Option, including the right to exercise the Option, shall be suspended during the investigation period. Nothing in this Section 7(c)(ii)(5) shall in any way limit the Company’s right to purchase unvested Shares issued upon exercise of an Option as set forth in the applicable Option Agreement.

(iii) Buyout Provisions. The Administrator may at any time offer to buy out for a payment in cash or Shares an Option previously granted under the Plan based on such terms and conditions as the Administrator shall establish and communicate to the Optionee at the time that such offer is made.

8. Restricted Stock.

(a) Rights to Purchase. When a right to purchase Restricted Stock is granted under the Plan, the Company shall advise the recipient in writing of the terms, conditions and restrictions related to the offer, including the number of Shares that such person shall be entitled to purchase, the price to be paid (which shall be as determined by the Administrator, subject to Applicable Laws, including any applicable securities laws), and the time within which such person must accept such offer. The permissible consideration for Restricted Stock shall be determined by the Administrator and shall be the same as is set forth in Section 7(b)(ii) above with respect to exercise of Options. The offer to purchase Shares shall be accepted by execution of a Restricted Stock Purchase Agreement in the form determined by the Administrator.

(b) Repurchase Option.

(i) General. Unless the Administrator determines otherwise, the Restricted Stock Purchase Agreement shall grant the Company a repurchase option exercisable upon the voluntary or involuntary termination of the Participant’s Continuous Service Status for any reason (including death or Disability) at a purchase price for Shares equal to the original purchase price paid by the purchaser to the Company for such Shares and may be paid by cancellation of any indebtedness of the purchaser to the Company. The repurchase option shall lapse at such rate as the Administrator may determine.

(ii) Leave of Absence. The Administrator shall have the discretion to determine whether and to what extent the lapsing of Company repurchase rights shall be tolled during any leave of absence; provided, however, that in the absence of such determination, such lapsing shall be tolled during any leave (unless otherwise required by Applicable Laws). Notwithstanding the foregoing, in the event of military leave, the lapsing of Company repurchase rights shall toll during any unpaid portion of such leave, provided that, upon a Participant’s returning from military leave (under conditions that would entitle him or her to protection upon such return under the Uniform Services Employment and Reemployment Rights Act), he or she shall be given vesting credit with respect to Shares purchased pursuant to the Restricted Stock Purchase Agreement to the same extent as would have applied had the Participant continued to provide services to the Company (or any Parent, Subsidiary or Affiliate, if applicable) throughout the leave on the same terms as he or she was providing services immediately prior to such leave.

(c) Other Provisions. The Restricted Stock Purchase Agreement shall contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Administrator in its sole discretion. In addition, the provisions of Restricted Stock Purchase Agreements need not be the same with respect to each Participant.

(d) Rights as a Holder of Capital Stock. Once the Restricted Stock is purchased, the Participant shall have the rights equivalent to those of a holder of capital stock, and shall be a record holder when his or her purchase and the issuance of the Shares is entered upon the records of the duly authorized transfer agent of the Company. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Restricted Stock is purchased, except as provided in Section 11 below.

9. Taxes.

(a) As a condition of the grant, vesting and exercise of an Award, the Participant (or in the case of the Participant’s death or a permitted transferee, the person holding or exercising the Award) shall make such arrangements as the Administrator may require for the satisfaction of any applicable U.S. federal, state, local or foreign tax, withholding, and any other required deductions or payments that may arise in connection with such Award. The Company shall not be required to issue any Shares under the Plan until such obligations are satisfied.

(b) The Administrator may, to the extent permitted under Applicable Laws, permit a Participant (or in the case of the Participant’s death or a permitted transferee, the person holding or exercising the Award) to satisfy all or part of his or her tax, withholding, or any other required deductions or payments by Cashless Exercise or by surrendering Shares (either directly or by stock attestation) that he or she previously acquired; provided that, unless specifically permitted by the Company, any such Cashless Exercise must be an approved broker-assisted Cashless Exercise or the Shares withheld in the Cashless Exercise must be limited to avoid financial accounting charges under applicable accounting guidance and any such surrendered Shares must have been previously held for any minimum duration required to avoid financial accounting charges under applicable accounting guidance. Any payment of taxes by surrendering Shares to the Company may be subject to restrictions, including, but not limited to, any restrictions required by rules of the Securities and Exchange Commission.

10. Non-Transferability of Options.

(a) General. Except as set forth in this Section 10, Awards may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution. The designation of a beneficiary by a Participant will not constitute a transfer. An Option may be exercised, during the lifetime of the holder of the Option, only by such holder or a transferee permitted by this Section 10.

(b) Limited Transferability Rights. Notwithstanding anything else in this Section 10, the Administrator may in its sole discretion grant Nonstatutory Stock Options that may be transferred by instrument to an inter vivos or testamentary trust in which the Options are to be passed to beneficiaries upon the death of the trustor (settlor) or by gift to Family Members. Notwithstanding the foregoing, beginning with (i) the period when the Company begins to rely on the exemption described in Rule 12h-1(f)(1) promulgated under the Exchange Act, as determined by the Board in its sole discretion, and (ii) ending on the earlier of (A) the date when the Company ceases to rely on such exemption, as determined by the Board in its sole discretion, or (B) the date when the Company becomes subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, an Option, or prior to exercise, the Shares subject to the Option, may not be pledged, hypothecated or otherwise transferred or disposed of, in any manner, including by entering into any short position, any “put equivalent position” or any “call equivalent position” (as defined in Rule 16a-1(h) and Rule 16a-1(b) of the Exchange Act, respectively), other than to (i) persons who are Family Members through gifts or domestic relations orders, or (ii) to an executor or guardian of the Participant upon the death or disability of the Participant. Notwithstanding the foregoing sentence, the Board, in its sole discretion, may permit transfers to the Company or in connection with a Change of Control or other acquisition transactions involving the Company to the extent permitted by Rule 12h-1(f).

11. Adjustments upon Changes in Capitalization, Merger or Certain Other Transactions.

(a) Changes in Capitalization. Subject to any action required under Applicable Laws by the holders of capital stock of the Company, (i) the numbers and class of Shares or other stock or securities: (x) available for future Awards under Section 3 above and (y) covered by each outstanding Award, (ii) the exercise price per Share of each such outstanding Option, and (iii) any repurchase price per Share applicable to Shares issued pursuant to any Award, shall be automatically proportionately adjusted in the event of a stock split, reverse stock split, stock dividend, combination, consolidation, reclassification of the Shares or subdivision of the Shares. In the event of any increase or decrease in the number of issued Shares effected without receipt of consideration by the Company, a declaration of an extraordinary dividend with respect to the Shares payable in a form other than Shares in an amount that has a material effect on the Fair Market Value, a recapitalization (including a recapitalization through a large nonrecurring cash dividend), a rights offering, a reorganization, merger, a spin-off, split-up, change in corporate structure or a similar occurrence, the Administrator may make appropriate adjustments in one or more of (i) the numbers and class of Shares or other stock or securities: (x) available for future Awards under Section 3 above and (y) covered by each outstanding Award, (ii) the exercise price per Share of each outstanding Option and (iii) any repurchase price per Share applicable to Shares issued pursuant to any Award, and any such adjustment by the Administrator shall be made in the Administrator’s sole and absolute discretion and shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an Award. If, by reason of a transaction described in this Section 11(a) or an adjustment pursuant to this Section 11(a), a Participant’s Award agreement or agreement related to any Optioned Stock or Restricted Stock covers additional or different shares of stock or securities, then such additional or different shares, and the Award agreement or agreement related to the Optioned Stock or Restricted Stock in respect thereof, shall be subject to all of the terms, conditions and restrictions which were applicable to the Award, Optioned Stock and Restricted Stock prior to such adjustment.

(b) Dissolution or Liquidation. In the event of the dissolution or liquidation of the Company, each Award will terminate immediately prior to the consummation of such action, unless otherwise determined by the Administrator.

(c) Change of Control. Upon the occurrence of a Change of Control, each outstanding Award (vested or unvested) shall be subject to the agreement evidencing the Change of Control, which need not treat all outstanding Awards (or portion thereof) in an identical manner and need not obtain the consent of any Participant to such treatment. Such agreement, without the consent of any Participant, may dispose of Awards that are not vested as of the effective date of such Change of Control in any manner permitted by Applicable Laws, including (without limitation) the cancellation of such Awards without the payment of any consideration. Without limiting the foregoing, such agreement, without the consent of any Participant, may provide for one or more of the following with respect to Awards that are vested and exercisable as of the effective date of such Change of Control: (i) the continuation of such outstanding Awards by the Company (if the Company is the surviving corporation); (ii) the assumption of such outstanding Awards by the surviving corporation or its parent; (iii) the substitution by the surviving corporation or its parent of new options or equity awards in exchange for such Awards; (iv) the cancellation of such Awards and a payment to the Participants equal to the excess of (A) the Fair Market Value of the Shares subject to such Awards as of the closing date of such Change of Control over (B) the exercise price or purchase price for the Shares to be issued pursuant to the exercise of such Awards; or (v) the cancellation of such Awards for no consideration. Such payment shall be made in the form of cash, cash equivalents and/or securities of the surviving corporation or its parent with a Fair Market Value equal to the required amount. If the exercise price or purchase price per Share of the Shares to be issued pursuant to the exercise of such Awards exceeds the Fair Market Value per Share of such Shares, as of the closing date of the Change of Control, then such Awards may be cancelled, without the consent of any Participant, for no consideration. Upon a Change of Control, all outstanding Awards shall terminate and cease to be outstanding, except to the extent such Awards have been continued or assumed, as described in subsections (i) and/or (ii) of this Section 11(c).

12. Time of Granting Awards. The date of grant of an Award shall, for all purposes, be the date on which the Administrator makes the determination granting such Award, or such other date as is determined by the Administrator.

13. Amendment and Termination of the Plan. The Board may at any time amend or terminate the Plan, and unless earlier terminated, the Plan shall terminate at such times as all Awards outstanding as of the Plan Effective Date are exercised or cancelled in accordance with the terms of the Plan. No amendment or termination shall be made that would materially and adversely affect the rights of any Participant under any outstanding Award, without his or her consent. In addition, to the extent necessary and desirable to comply with Applicable Laws, the Company shall obtain the approval of holders of capital stock with respect to any Plan amendment in such a manner and to such a degree as required.

14. Conditions upon Issuance of Shares. Notwithstanding any other provision of the Plan or any agreement entered into by the Company pursuant to the Plan, the Company shall not be obligated, and shall have no liability for failure, to issue or deliver any Shares under the Plan unless such issuance or delivery would comply with Applicable Laws, with such compliance determined by the Company in consultation with its legal counsel.

15. Beneficiaries. If permitted by the Company, a Participant may designate one or more beneficiaries with respect to an Award by timely filing the prescribed form with the Company. A beneficiary designation may be changed by filing the prescribed form with the Company at any time before the Participant’s death. Except as otherwise provided in an Award Agreement, if no beneficiary was designated or if no designated beneficiary survives the Participant, then after a Participant’s death any vested Award(s) shall be transferred or distributed to the Participant’s estate or to any person who has the right to acquire the Award by bequest or inheritance.

16. Approval of Holders of Capital Stock. If required by Applicable Laws, continuance of the Plan shall be subject to approval by the holders of capital stock of the Company within 12 months before or after the date the Plan is adopted or, to the extent required by Applicable Laws, any date the Plan is amended. Such approval shall be obtained in the manner and to the degree required under Applicable Laws.

17. Addenda. The Administrator may approve such addenda to the Plan as it may consider necessary or appropriate for the purpose of granting Awards to Employees or Consultants, which Awards may contain such terms and conditions as the Administrator deems necessary or appropriate to accommodate differences in local law, tax policy or custom, which may deviate from the terms and conditions set forth in this Plan. The terms of any such addenda shall supersede the terms of the Plan to the extent necessary to accommodate such differences but shall not otherwise affect the terms of the Plan as in effect for any other purpose.